AGREEMENT

THIS AGREEMENT made as of 25th July 2007, between Hathaway Corporation and Opticon Systems Inc, (jointly referred to as “The Company”, or separately as noted), and Mr Douglass W. Wright (jointly and individually referred to as the “Employee”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employee agrees to the terms of the Declaration to void Section 3.2 of his employment agreement, and to simultaneously execute said agreement.

2.	Employee shall return any and all materials belonging to the Company and/or its employees and/or associates.

3.
The Company agrees to inform the SEC that the Employee is no longer employed by it, and further, is no longer involved in the Company’s filing process. All associations, including responsibilities by the Employee contemplated by said filing will be nullified.

4.	The employee shall receive the following agreed upon number of the common stock of Opticon Systems Inc:
The total amount currently showing as outstanding in the Company’s books to the Employee (understood to be a total of approximately $1m) divided by 1.5.

5.
Upon receipt of said shares, the Employee hereby agrees to cancel any and all debts deemed to be owed to it, and to release and completely discharge the Company from any and all further obligations, be it in the form of cash, shares, or otherwise.

6.	Hathaway Corporation agrees not to withhold approval of shares duly eligible to be free of restriction, belonging to the Employee, when called upon to remove such restriction.

7.
Employee agrees to the following leak out clause: That the Employee will only sell up to a maximum of $10,000 worth of Hathaway Corporation shares each per month, following the removal of restriction. This leak out restriction will last for a period of nine months.

8.	The employee will exercise due and just prudence when selling any shares of the Company so as to minimize damage to the selling price of the Company’s stock.

9.	This agreement shall be binding on all parties and any and all of their heirs, executors, administrators, successors and assigns.

Agreed and accepted this 25th day of July, 2007.

/s/ Douglass W. Wright
Douglass W. Wright

/s/ Sadruddin Currimbhoy

Sadruddin Currimbhoy
On behalf of
Opticon Systems Inc.
Hathaway Corporation

DECLARATION

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, Douglass W. Wright, do hereby void Section 3.2 of my employment agreement with OptiCon Systems, Inc. I explicitly acknowledge that I no longer have any claims to any additional stock (in excess of 100,000,000 shares) if issued by the Board of Directors. I fully understand that I am relinquishing my right to have this clause survive the termination of the said employment agreement. This agreement shall be binding on myself and any and all of my heirs, executors, administrators, successors and assigns.

Agreed and accepted this 25th day of July, 2007.

/s/ Douglass W. Wright
Douglass W. Wright

Witnessed by:

/s/ Sadruddin Currimbhoy
Sadruddin Currimbhoy